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                          AGREEMENT AND PLAN OF MERGER


                                      AMONG


                               KUHLMAN CORPORATION


                            SPINNER ACQUISITION CORP.


                                       AND


                                 SCHWITZER, INC.












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                                TABLE OF CONTENTS


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                                    ARTICLE I

                                   THE MERGER. . . . . . . . . . . . . . . .   1

Section 1.1  The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Section 1.2  Effective Time. . . . . . . . . . . . . . . . . . . . . . . . .   2
Section 1.3  Effects of the Merger . . . . . . . . . . . . . . . . . . . . .   2
Section 1.4  Certificate of Incorporation, By-laws,
     Directors and Officers. . . . . . . . . . . . . . . . . . . . . . . . .   2
Section 1.5  Conversion of Securities. . . . . . . . . . . . . . . . . . . .   2
Section 1.6  Parent to Make Certificates Available . . . . . . . . . . . . .   4
     (a)  Exchange of Certificates . . . . . . . . . . . . . . . . . . . . .   4
     (b)  Exchange Procedures. . . . . . . . . . . . . . . . . . . . . . . .   4
Section 1.7  Dividends; Transfer Taxes . . . . . . . . . . . . . . . . . . .   5
Section 1.8  No Fractional Securities. . . . . . . . . . . . . . . . . . . .   6
Section 1.9  Return of Exchange Fund . . . . . . . . . . . . . . . . . . . .   6
Section 1.10  Adjustment of Exchange Ratio . . . . . . . . . . . . . . . . .   6
Section 1.11  No Further Ownership Rights in Company Common
     Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Section 1.12  Closing of Company Transfer Books. . . . . . . . . . . . . . .   7
Section 1.13  Further Assurances . . . . . . . . . . . . . . . . . . . . . .   7
Section 1.14  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF PARENT . . . . . . . .   7

Section 2.1  Organization, Standing and Power. . . . . . . . . . . . . . . .   7
Section 2.2  Capital Structure . . . . . . . . . . . . . . . . . . . . . . .   8
Section 2.3  Authority; Non-Contravention. . . . . . . . . . . . . . . . . .   9
Section 2.4  Parent SEC Documents. . . . . . . . . . . . . . . . . . . . . .  11
Section 2.5  Registration Statement and Proxy Statement/Prospectus . . . . .  12
Section 2.6  Absence of Material Adverse Change. . . . . . . . . . . . . . .  12
Section 2.7  Pooling of Interests; Reorganization. . . . . . . . . . . . . .  12
Section 2.8  Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Section 2.9  No Violation or Infringement. . . . . . . . . . . . . . . . . .  13
Section 2.10  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Section 2.11  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Section 2.12  Parent Benefit Plans . . . . . . . . . . . . . . . . . . . . .  14
Section 2.13  Environmental Matters. . . . . . . . . . . . . . . . . . . . .  14
Section 2.14  Title to Property. . . . . . . . . . . . . . . . . . . . . . .  15
Section 2.15  Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

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                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY. . . . . . .  15

Section 3.1  Organization, Standing and Power. . . . . . . . . . . . . . . .  15
Section 3.2  Capital Structure . . . . . . . . . . . . . . . . . . . . . . .  16
Section 3.3  Authority; Non-Contravention. . . . . . . . . . . . . . . . . .  17
Section 3.4  Company SEC Documents . . . . . . . . . . . . . . . . . . . . .  18
Section 3.5  Registration Statement and Proxy
     Statement/Prospectus. . . . . . . . . . . . . . . . . . . . . . . . . .  18
Section 3.6  Absence of Material Adverse Change. . . . . . . . . . . . . . .  19
Section 3.7  Pooling of Interests; Reorganization. . . . . . . . . . . . . .  19
Section 3.8  Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 3.9  No Violation or Infringement. . . . . . . . . . . . . . . . . .  19
Section 3.10  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 3.11  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Section 3.12  Company Benefit Plans. . . . . . . . . . . . . . . . . . . . .  20
Section 3.13  Environmental Matters. . . . . . . . . . . . . . . . . . . . .  21
Section 3.14  Title to Property. . . . . . . . . . . . . . . . . . . . . . .  21
Section 3.15  Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES REGARDING SUB . . . . . . .  22

Section 4.1  Organization and Standing . . . . . . . . . . . . . . . . . . .  22
Section 4.2  Capital Structure . . . . . . . . . . . . . . . . . . . . . . .  22
Section 4.3  Authority; Non-Contravention. . . . . . . . . . . . . . . . . .  22

                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS. . . . . . . .  23

Section 5.1  Conduct of Business Pending the Merger. . . . . . . . . . . . .  23
     (a)  Actions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     (b)  Advice of Changes. . . . . . . . . . . . . . . . . . . . . . . . .  25
Section 5.2  No Solicitation . . . . . . . . . . . . . . . . . . . . . . . .  25
Section 5.3  Pooling of Interests; Reorganization. . . . . . . . . . . . . .  26
Section 5.4  Conduct of Business of Sub Pending the Merger . . . . . . . . .  26

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS. . . . . . . . . . . . .  26

Section 6.1  Stockholder Approval. . . . . . . . . . . . . . . . . . . . . .  26
Section 6.2  Registration Statement and Proxy Statement. . . . . . . . . . .  27
Section 6.3  Access to Information . . . . . . . . . . . . . . . . . . . . .  28
     (a)  By Parent. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     (b)  By the Company . . . . . . . . . . . . . . . . . . . . . . . . . .  29

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Section 6.4  Compliance with the Securities Act and Pooling
     Requirements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 6.5  Stock Exchange Listing. . . . . . . . . . . . . . . . . . . . .  30
Section 6.6  Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . .  30
Section 6.7  Reasonable Efforts. . . . . . . . . . . . . . . . . . . . . . .  30
Section 6.8  Public Announcements. . . . . . . . . . . . . . . . . . . . . .  31
Section 6.9  Real Estate Transfer and Gains Tax. . . . . . . . . . . . . . .  31
Section 6.10  State Takeover Laws; Company Rights Agreement. . . . . . . . .  32
Section 6.11  Indemnification; Directors and Officers
     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Section 6.12  Employee Benefits. . . . . . . . . . . . . . . . . . . . . . .  32
Section 6.13  Job Vacancies. . . . . . . . . . . . . . . . . . . . . . . . .  33
Section 6.14  Parent's Board of Directors. . . . . . . . . . . . . . . . . .  33

                                   ARTICLE VII

                       CONDITIONS PRECEDENT TO THE MERGER. . . . . . . . . .  33

Section 7.1  Conditions to Each Party's Obligation to Effect
     the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     (a)  Stockholder Approvals. . . . . . . . . . . . . . . . . . . . . . .  33
     (b)  NYSE Listing . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     (c)  Improvements Act Waiting Period. . . . . . . . . . . . . . . . . .  34
     (d)  Registration Statement . . . . . . . . . . . . . . . . . . . . . .  34
     (e)  Tax Opinion. . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     (f)  No Order . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     (g)  Resignations of Company Directors. . . . . . . . . . . . . . . . .  35
     (h)  Other Approvals. . . . . . . . . . . . . . . . . . . . . . . . . .  35
Section 7.2  Conditions to Obligation of the Company to
     Effect the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     (a)  Performance of Obligations; Representations and
     Warranties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     (b)  Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . .  36
     (c)  Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . .  36
     (d)  Other Documents. . . . . . . . . . . . . . . . . . . . . . . . . .  39
Section 7.3  Conditions to Obligations of Parent and Sub to
     Effect the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     (a)  Performance of Obligations; Representations and
     Warranties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     (b)  Third Party Consents . . . . . . . . . . . . . . . . . . . . . . .  40
     (c)  Redemption of Rights . . . . . . . . . . . . . . . . . . . . . . .  40
     (d)  Accounting . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
     (e)  Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . .  40
     (f)  Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . .  40
     (g)  Opinion of Other Counsel . . . . . . . . . . . . . . . . . . . . .  42
     (h)  Other Documents. . . . . . . . . . . . . . . . . . . . . . . . . .  44

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                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER. . . . . . . . . .  44

Section 8.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . . .  44
Section 8.2  Effect of Termination . . . . . . . . . . . . . . . . . . . . .  46
Section 8.3  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
Section 8.4  Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

                                   ARTICLE IX

                               GENERAL PROVISIONS. . . . . . . . . . . . . .  47

Section 9.1  Non-Survival of Representations and WARRANTIES. . . . . . . . .  47
Section 9.2  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
Section 9.3  Interpretation. . . . . . . . . . . . . . . . . . . . . . . . .  48
Section 9.4  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . .  48
Section 9.5  Entire Agreement; No Third-Party Beneficiaries. . . . . . . . .  48
Section 9.6  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . .  49
Section 9.7  Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . .  49
Section 9.8  Severability. . . . . . . . . . . . . . . . . . . . . . . . . .  49
Section 9.9  Enforcement of this Agreement . . . . . . . . . . . . . . . . .  49

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                          AGREEMENT AND PLAN OF MERGER



          AGREEMENT AND PLAN OF MERGER, dated as of February 25, 1995 (this "Agreement"), among Kuhlman Corporation, a Delaware corporation ("Parent"), Spinner Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and Schwitzer, Inc., a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").


                              W I T N E S S E T H:


          WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable the merger of Sub and the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of Common Stock, par value $.10 per share, of the Company ("Company Common Stock") not owned directly or indirectly by Parent or the Company will be converted into shares of Common Stock, par value $1.00 per share, of Parent ("Parent Common Stock");

          WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

          WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a pooling of interests; and

          WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

          NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:


                                    ARTICLE I

                                   THE MERGER

          Section 1.1 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the consummation of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the

"Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

          Section 1.2 EFFECTIVE TIME. The Merger shall become effective when a Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; PROVIDED, HOWEVER, that, upon mutual consent of the Constituent Corporations the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Certificate of Merger is filed. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is accepted for filing or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth herein.

          Section 1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

          Section 1.4 CERTIFICATE OF INCORPORATION, BY-LAWS, DIRECTORS AND OFFICERS. The Restated Certificate of Incorporation and the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and the By-laws of the Surviving Corporation, in each case until thereafter changed or amended as provided therein or by applicable law. The directors of the Surviving Corporation shall be Gary G. Dillon, whose term of office shall expire at the 1996 annual meeting of stockholders of the Surviving Corporation, Curtis G. Anderson, whose term of office shall expire at its 1997 annual meeting of stockholders, and Robert S. Jepson, Jr., whose term of office shall expire at its 1998 annual meeting of stockholders, in each case to hold office until the expiration of his term of office and his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, except that Vernon J. Nagel shall be a Vice President and an Assistant Treasurer, Ward D. Richards shall be an Assistant Secretary, Jeffrey B. Samuels shall be an Assistant Treasurer and Richard A. Walker shall be an Assistant Secretary, in each case to hold office until the next annual election of officers and his successor shall have been duly chosen or until his earlier death, resignation or removal.

          Section 1.5 CONVERSION OF SECURITIES. As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of the Company:

          (a) All shares of Company Common Stock that are held in the treasury of the Company or by any wholly-owned Subsidiary (as hereinafter defined) of the Company immediately prior to the Effective Time and any shares of Company Common Stock owned by Parent, Sub or any other

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wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be cancelled and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

          (b) Each share of capital stock of Sub outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.10 per share, of the Surviving Corporation.

          (c) Subject to the provisions of Sections 1.8 and 1.10 hereof, each share of Company Common Stock outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.5(a)) shall be converted into 0.9615 validly issued, fully paid and nonassessable share (the "Exchange Ratio") of Parent Common Stock. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and each holder of a Certificate (as defined in Section 1.6(a)) representing any such shares shall cease to have any rights with respect thereto, except the right to receive certain dividends and other distributions as contemplated by Section 1.7 and shares of Parent Common Stock and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor pursuant to Section 1.8 upon the surrender of such Certificate in accordance with Section 1.6.

          (d) Each option to purchase shares of Company Common Stock (a "Company Stock Option") outstanding immediately prior to the Effective Time pursuant to the Company's Long-term Executive Incentive Compensation Plan (the "Company Stock Plan") shall be converted into an option (a "New Parent Stock Option") to purchase, in lieu of the shares of Company Common Stock purchasable thereunder immediately prior to the Effective Time, the number of whole shares of Parent Common Stock into which the shares of Company Common Stock subject to such Company Stock Option would have been converted pursuant to Section 1.5(c) had such Company Stock Option been exercised in full immediately prior to the Effective Time, without any change in the aggregate option exercise price. Fractional shares shall not be issued upon the exercise of any New Parent Stock Option, but upon the exercise of any New Parent Stock Option for the largest number of whole shares of parent Common Stock then subject thereto, the Company shall pay to the holder of such New Parent Stock Option a sum in cash equal to the proportional part of the per share exercise price of such New Parent Stock Option represented by such fractional share. Each New Parent Stock Option shall otherwise be upon the same terms and conditions as set forth in the Company Stock Plan and the related option agreement.

          (e) Each warrant to purchase shares of Company Common Stock (a "Company Warrant") outstanding immediately prior to the Effective Time pursuant to the Note Agreement dated as of April 15, 1992 among the Company, Schwitzer U.S. Inc. and Massachusetts Mutual Life Insurance Company (the "Company Warrant Agreement") shall be converted into a warrant (a "New Parent Warrant") to purchase, in lieu of the shares of Company Common Stock purchasable thereunder immediately prior to the Effective Time, the number of whole shares of Parent Common Stock into which the shares of Company Common Stock subject to such Company Warrant would have been converted pursuant to Section 1.5(c) had such Company Warrant been exercised in full immediately prior to the Effective Time, without any change in the aggregate option exercise price. Fractional shares shall not be issued upon the exercise of any New Parent Warrant, but upon the exercise of any New Parent Warrant for the largest number of whole shares of parent Common Stock then subject thereto, the Company shall pay to the holder of such New Parent Warrant a sum in cash equal to the proportional part of the per share exercise price of such New Parent Warrant represented by such fractional share. Each New Parent Warrant shall otherwise be upon the same terms and conditions as set forth in the Company Warrant Agreement.

          Section 1.6  PARENT TO MAKE CERTIFICATES AVAILABLE.

          (a) EXCHANGE OF CERTIFICATES. Parent shall authorize a commercial bank (or such other person or persons as shall be acceptable to Parent and the Company) to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the holders of certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates"),
(i) certificates representing the aggregate number of shares of Parent Common Stock issuable to such holders pursuant to Section 1.5(c) in exchange for outstanding shares of Company Common Stock and (ii) the aggregate amount of cash payable to such holders in lieu of fractional shares pursuant to Section 1.8. Such shares of Parent Common Stock and cash in lieu of fractional shares, together with any dividends or distributions with respect to such shares, is hereinafter referred to as the "Exchange Fund". Parent may instruct the Exchange Agent to invest any cash held in the Exchange Fund in obligations of the United States government or certificates of deposit insured by an agency of the United States government and any interest or other earnings resulting from such investments shall be the exclusive property of Parent.

          (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares were converted pursuant to Section 1.5(c) into shares of Parent Common Stock a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent and shall contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to this Article I, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 1.6, each Certificate shall, at and after the Effective Time, be deemed to represent only the right to receive, upon surrender of such Certificate, the certificate representing the appropriate number of shares of Parent Common Stock in accordance with Section 1.5(c), cash in lieu of fractional shares as provided for in Section 1.8 and certain dividends and other distributions as contemplated by Section 1.7.

          Section 1.7 DIVIDENDS; TRANSFER TAXES. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock or are payable to the holders of record thereof on or after the Effective Time will be paid to persons entitled by reason of the Merger to receive certificates representing Parent Common Stock until such persons surrender their Certificates, as provided in Section 1.6, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.8 until such holder of such Certificate shall so surrender such Certificate. Subject to the effect of applicable law, there shall be paid to the record holder of the certificates representing such Parent Common Stock (a) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to whole shares of such Parent Common Stock and having a record date on or after the Effective Time and a payment date prior to such surrender and (b) at the appropriate payment date or as promptly as practicable thereafter, the amount of dividends or other distributions payable with respect to whole shares of Parent Common Stock and having a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

          Section 1.8 NO FRACTIONAL SECURITIES. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article I, no Parent dividend or other distribution or stock split shall relate to any fractional share and such fractional share shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of any such fractional shares, each holder of shares of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article I shall, in lieu thereof, be paid an amount in cash (without interest) equal to the value of such fractional share based on the Closing Price of Parent Common Stock on the business day immediately preceding the Effective Time. The "Closing Price" of Parent Common Stock on any business day shall for purposes of this Section 1.8 be: (a) the last sale price, or the closing bid price if no sale occurred, of Parent Common Stock on the principal securities exchange on which Parent Common Stock is listed, if so listed, or (b) if not listed, the mean between the closing high bid and low asked quotations of Parent Common Stock on the National Association of Securities Dealers, Inc. Automated Quotation System, or any similar system of automated dissemination of quotations of securities prices then in common use, if so quoted. If the closing price of Parent Common Stock on any business day cannot be determined under the provisions of the immediately preceding sentence, the Closing Price of Parent Common Stock on such business day shall be the fair market value of Parent Common Stock as determined by a member firm of the New York Stock Exchange, Inc. selected by Parent and reasonably acceptable to the Company.

          Section 1.9 RETURN OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the former stockholders of the Company for one year after the Effective Time (and any interest or other earnings thereon) shall be delivered to Parent, upon demand of Parent, and any former stockholders of the Company who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

          Section 1.10 ADJUSTMENT OF EXCHANGE RATIO. In the event of any reclassification, recapitalization, stock split or stock dividend with respect to Parent Common Stock (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Exchange Ratio, and all references to the Exchange Ratio in this Agreement shall be deemed to be to the Exchange Ratio as so adjusted.

          Section 1.11 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 1.8) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock.

          Section 1.12 CLOSING OF COMPANY TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article I.

          Section 1.13 FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations in the Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such Constituent Corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

          Section 1.14 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Rudnick & Wolfe, Chicago, Illinois at 9:00 am, local time, on the first business day after the day on which the last of the conditions set forth in Article VII hereof shall have been fulfilled or waived or at such other time and place as Parent and the Company shall agree.


                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF PARENT

          Parent represents and warrants to the Company as follows:

          Section 2.1 ORGANIZATION, STANDING AND POWER. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. The schedule delivered to the Company and identified by Parent as its final disclosure schedule under this Agreement (the "Parent Disclosure Schedule") contains a list of each Subsidiary of Parent, indicating its jurisdiction of incorporation or other organization, its authorized share or other equity capital, the number and percentage of its issued and outstanding shares or other equity interests owned of record or beneficially by Parent or any of its Subsidiaries (naming each such owner), and whether it is a Significant Subsidiary (as hereinafter defined). Parent and each of its Significant Subsidiaries is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent. For purposes of this Agreement (a) "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Parent or the Company, as the case may be, any change or effect since September 30, 1994 that is or, so far as can reasonably be determined, may be materially adverse to the assets, condition (financial or otherwise) or results of operations of Parent and its Significant Subsidiaries taken as a whole or the Company and its Significant Subsidiaries taken as a whole, as the case may be, (b) "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity and
(c) "Significant Subsidiary" means any Significant Subsidiary within the meaning of Rule 1-02 of Regulation S-X of the United States Securities and Exchange Commission (the "SEC").

          Section 2.2 CAPITAL STRUCTURE. Subject to the approval of the Amendment (as hereinafter defined), the authorized capital stock of Parent consists of 10,000,000 shares of Parent Common Stock and 2,000,000 shares of preferred stock, par value $1.00 per share ("Parent Preferred Stock"), of which 200,000 shares have been designated Junior Participating Preferred Stock, Series
A. At the close of business on February 22, 1995, (a) 6,173,798 shares of Parent Common Stock were validly issued and outstanding, fully paid, nonassessable and listed on the New York Stock Exchange ("NYSE") and none of such securities had been issued in violation of any preemptive right of any stockholder of Parent, (b) 1,033,556 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options for Parent Common Stock (the "Parent Stock Options") granted under its 1983 Stock Option Plan, its 1986 Stock Option Plan, as amended, its 1988 Stock Option Plan for Non-Employee Directors, and its 1994 Stock Option Plan (collectively, the "Parent Stock Plans"), (c) no shares of Parent

Common Stock were held by Parent or its wholly-owned Subsidiaries in treasury and (d) no shares of Parent Preferred Stock were issued and outstanding. There are no outstanding stock appreciation rights ("SARs") issued by Parent or any of its Subsidiaries with respect to Parent Common Stock, other than 151,000 SARs issued pursuant to Parent's 1994 Stock Appreciation Rights Plan (the "Parent 1994 SAR Plan"). All of the shares of Parent Common Stock issuable in exchange for Company Common Stock at the Effective Time or upon exercise of New Parent Stock Options or New Parent Warrants in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid, nonassessable and listed on the NYSE, subject to official notice of issuance, and none of such securities will have been issued in violation of any preemptive right of any stockholder of Parent. All outstanding shares of capital stock of Parent's Subsidiaries are validly authorized and issued, fully paid and nonassessable and have not been issued in violation of any preemptive right of any stockholder of any of such Subsidiaries and, except as disclosed in the Parent Disclosure Schedule, all of such shares are owned of record and beneficially by Parent or a wholly-owned Subsidiary of Parent, free and clear of all liens, charges or encumbrances. Except for (i) the outstanding Parent Stock Options, (ii) the outstanding preferred stock purchase rights (the "Parent Rights") issued pursuant to the Rights Agreement dated as of April 28, 1987 between Parent and Harris Trust and Savings Bank, as successor Rights Agent, (iii) Parent's Employees' Stock Purchase Plan, (iv) Kuhlman Electric Corporation's Savings Maximizer Plan and (v) Parent's 1993 Non-Employee Directors Stock Plan, there are no options, warrants, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or of any of its Subsidiaries. True and correct copies of all plans, agreements, instruments and other governing documents relating to the Parent Stock Options, the Parent Stock Plans, the Parent 1994 SAR Plan, the Parent Rights, Parent's Employees' Stock Purchase Plan, Kuhlman Electric Corporation's Savings Maximizer Plan and Parent's 1993 Non-Employee Directors Stock Plan have been furnished to the Company.

          Section 2.3 AUTHORITY; NON-CONTRAVENTION. Parent has all corporate power and authority to enter into this Agreement and, subject to obtaining the approval of the Amendment and the issuance of Parent Common Stock pursuant to this Agreement by the stockholders of Parent, to consummate the transactions contemplated hereby. Subject to obtaining such approval by the stockholders of Parent, the execution and delivery of this Agreement by Parent and the consum-mation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and (assuming the valid authorization, execution and delivery of this Agreement by the Company and the enforceability of this Agreement against the Company) constitutes the legal, valid and binding agreement of Parent enforceable against Parent in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The issuance of shares of Parent Common Stock pursuant to this Agree-ment and the filing of a registration statement with the SEC by Parent on Form S-4 under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), for the purpose of registering the shares of Parent Common Stock to be issued pursuant to this Agreement has been duly authorized by Parent's Board of Directors. (Such registration statement, including any information incorporated by reference therein, as it is declared effective under the Securities Act, together with any post-effective amendments or supplements thereto prepared and filed in accordance with this Agreement, is referred to herein as the "Registration Statement"). Except as set forth in the Parent Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Significant Subsidiaries under, any provision of (a) the Certificate of Incorporation or By-laws of Parent (true and complete copies of which as of the date hereof have been delivered to the Company) or any provision of the comparable charter or organization documents of any of its Significant Subsidiaries, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Significant Subsidiaries or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Significant Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (b) or (c), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, materially impair the ability of Parent to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal, state or local), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent, Sub or any of Parent's Significant Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Sub or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) filings in connection, or in compliance, with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent, Sub or any of Parent's Significant Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (iv) such filings as may be required in connection with the taxes described in Section 6.9, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the corporation, takeover or "Blue Sky" laws of various states, (vi) such filings and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Improvements Act"), and (vii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, materially impair the ability of Parent to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

          Section 2.4 PARENT SEC DOCUMENTS. Parent has filed all documents which the Securities Act or the Exchange Act requires Parent to file with the SEC since January 1, 1993 (the "Parent SEC Documents"). A list of all of the Parent SEC Documents is included in the Parent Disclosure Schedule. As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

          Section 2.5 REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS. The Registration Statement and the joint proxy statement/prospectus contained therein, including any information incorporated by reference therein, to be used by Parent and the Company to solicit proxies from their respective stockholders at the Stockholder Meetings (as hereinafter defined) (together with any amendments or supplements thereto prepared and filed in accordance with this Agreement, the "Proxy Statement/Prospectus") will not (a) in the case of the Registration Statement, at the time it becomes effective under the Securities Act, at the time of the Stockholder Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (b) in the case of the Proxy Statement/Prospectus, at the time of the mailing of the Proxy Statement/Prospectus to the respective stockholders of Parent and the Company and at the time of the Stockholder Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; PROVIDED; HOWEVER, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Parent in reliance upon and in conformity with written information supplied or to be supplied to Parent by the Company expressly for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus. The Registration Statement will comply as to form in all material respects with all applicable requirements of the Securities Act, and the Proxy Statement/Prospectus will comply as to form with all applicable requirements of the Exchange Act; PROVIDED, HOWEVER, that the foregoing shall not apply to any written information supplied or to be supplied to Parent by the Company expressly for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus.

          Section 2.6 ABSENCE OF MATERIAL ADVERSE CHANGE. Except as disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof or in the Parent Disclosure Schedule, there has not been any Material Adverse Change with respect to Parent.

          Section 2.7 POOLING OF INTERESTS; REORGANIZATION. To the knowledge of Parent, neither it nor any of its Subsidiaries has (i) taken any action or failed to take any action which would jeopardize the treatment of Sub's combination with the Company in the Merger as a pooling of interests for accounting purposes or (ii) taken any action or failed to take any action which would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

          Section 2.8 DIVIDENDS. Since September 30, 1994, Parent has not declared, set aside or paid any dividends on, or made any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise made any payments to its stockholders in their capacity as such, other than ordinary quarterly dividends consistent with past practice, each in an amount not in excess of $.15 per share, with respect to Parent Common Stock.

          Section 2.9 NO VIOLATION OR INFRINGEMENT. Except as disclosed in the Parent Disclosure Schedule and for matters which, individually or in the aggregate, would not have a Material Adverse Effect on Parent: (a) Parent and its Subsidiaries have complied in all material respects with all requirements of law applicable to their respective assets and businesses and (b) neither Parent nor any Subsidiary has infringed upon or misappropriated any patent, trademark, service mark, trade name, copyright or other proprietary right of any other person or entity.

          Section 2.10 LITIGATION. Except as set forth in the Parent Disclosure Schedule, there are no actions, suits or proceedings pending or threatened against Parent or any of its Subsidiaries before any Governmental Entity or arbitrator which, individually or in the aggregate, should reasonably be expected to have a Material Adverse Effect on Parent.

          Section 2.11 TAXES. Except as otherwise set forth in the Parent Disclosure Schedule, (a) Parent and each of its Significant Subsidiaries has filed all Tax Returns required to have been filed on or before the date hereof;
(b) all Taxes shown to be due on the Tax Returns referred in clause (a) have been timely paid; (c) neither Parent nor any of its Significant Subsidiaries has waived any statute of limitations in respect of Taxes of Parent or such Subsidiary; (d) the Tax Returns referred to in clause (a) relating to federal and state income Taxes have been examined by the Internal Revenue Service or the appropriate state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (e) no issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (a) are currently pending; and (f) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (a) by a taxing authority have been paid in full. For purposes of this Agreement (i) "Tax" (and, with correlative meaning, "Taxes") means, any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity, and (ii) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          Section 2.12 PARENT BENEFIT PLANS. The Parent Disclosure Schedule contains a list of all significant "employee welfare benefit plans" and all significant "employee pension benefit plans" (as such terms are defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained or contributed to on behalf of employees of the Parent or any of its Subsidiaries as of the date of this Agreement (the "Parent Benefit Plans"). Except as set forth in the Parent Disclosure Schedule, each Parent Benefit Plan which is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified except for changes for which the remedial amendment period under Section 401(b) of the Code has not expired. Neither the Parent nor any of its Subsidiaries has any liability to the Pension Benefit Guaranty Corporation with respect to any Parent Benefit Plan except for applicable insurance premiums. Each Parent Benefit Plan has been maintained and administered in compliance in all material respects with ERISA and the Code. Except as set forth in the Parent Disclosure Schedule, (a) neither the Parent nor any of its Subsidiaries has any obligation to contribute to any "multiemployer plan", as such term is defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA, and (b) assuming the Parent and each of its Subsidiaries incurred a complete withdrawal under Section 4203 of ERISA from all such plans, the withdrawal liability arising under Section 4201 of ERISA with respect to such plans would not exceed the amount set forth in the Parent Disclosure Schedule. Except for agreements identified in the Parent Disclosure Schedule or as expressly provided for in this Agreement, neither Parent nor any of its Subsidiaries is a party to any agreement which
(a) requires it to make any bonus or severance payment to any of its officers or employees solely by reason of the closing of the transactions contemplated by this Agreement or (b) requires it to make a payment to any of its officers or employees that, to the knowledge of Parent, may be an "excess parachute payment" to a "disqualified individual", as such terms are defined in Section 280G of the Code.

          Section 2.13 ENVIRONMENTAL MATTERS. Except as disclosed in the Parent Disclosure Schedule and for matters which, individually or in the aggregate, would not have a Material Adverse Effect on Parent: (a) the use and operation of the assets and properties owned or leased by Parent and its Subsidiaries comply in all material respects with all applicable federal, state and local environmental, safety and health laws, ordinances, rules or regulations and (b) nothing has come to the attention of any of the directors or officers of Parent or any of its Subsidiaries that leads any of such persons to believe that Parent or any of its Subsidiaries is or may be liable to any person or Governmental Entity as a result of a release or threatened release of any hazardous or toxic substance or waste into the environment.

          Section 2.14 TITLE TO PROPERTY. Parent or its Subsidiaries has good and, with respect to real property, marketable title to all of the material assets reflected on the consolidated financial statements of Parent included in the Parent SEC Documents as being owned by it or its Subsidiaries and all of the material assets thereafter acquired by it or its Subsidiaries (except to the extent that such assets have thereafter been disposed of in the ordinary course of business consistent with past practice), subject to no liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind (collectively, "Liens") except for (a) Liens described in the Parent SEC Documents or the Parent Disclosure Schedule, (b) Liens for taxes not yet delin-quent or the validity of which is being contested in good faith for which sufficient accruals have been established, (c) any Liens arising by operation of law securing obligations not yet overdue and (d) other Liens which, individually or in the aggregate, are not material in amount and do not materially detract from the value or materially impair the existing use of any material asset of Parent or any of its Subsidiaries.

          Section 2.15 BROKERS. No broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub. Parent shall be responsible for and pay all financial advisory fees and expenses of The Chase Manhattan Bank, N.A., to the extent payable.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Parent and Sub as follows:

          Section 3.1 ORGANIZATION, STANDING AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. The schedule delivered to Parent and identified by the Company as its final disclosure schedule under this Agreement (the "Company Disclosure Schedule") contains a list of each Subsidiary of the Company, indicating its jurisdiction of incorporation or other organization, its authorized share or other equity capital, the number and percentage of its issued and outstanding shares or other equity interests owned of record or beneficially by the Company or any of its Subsidiaries (naming each such owner), and whether it is a Significant Subsidiary. The Company and each of its Significant Subsidiaries is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          Section 3.2 CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share (the "Company Preferred Stock"). At the close of business on February 22, 1995, (a) 7,231,866 shares of Company Common Stock were validly issued and outstanding, fully paid, nonassessable and listed on the NYSE and none of such securities had been issued in violation of any preemptive right of any stockholder of the Company, (b) 487,992 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Company Stock Options, (c) 500,000 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Company Warrants, (d) 23,509 shares of Company Common Stock were held by the Company or its wholly-owned Subsidiaries in treasury, and (e) no shares of Company Preferred Stock were issued or outstanding. There are no outstanding SARs issued by the Company with respect to Company Common Stock, other than 75,000 phantom stock rights issued pursuant to an Agreement dated as of October 18, 1994 between Gary G. Dillon and a Subsidiary of the Company. All outstanding shares of capital stock of the Company's Subsidiaries are validly authorized and issued, fully paid and nonassessable and have not been issued in violation of any preemptive right of any stockholder of any of such Subsidiaries and, except as disclosed in the Company Disclosure Schedule, all of such shares are owned of record and beneficially by the Company or a wholly-owned Subsidiary of the Company, free and clear of all liens, charges or encumbrances. Except for (i) the outstanding Company Stock Options, (ii) the outstanding Company Warrants,
(iii) the obligations of the Company under its three tax reduction investment plans (the "Company 401(k) Plans") and (iv) the outstanding common stock purchase rights (the "Company Rights") issued pursuant to the Rights Agreement dated as of April 14, 1989 between the Company and Harris Trust and Savings Bank, as Rights Agent (the "Company Rights Agreement"), there are no options, warrants, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries. True and correct copies of all plans, agreements, instruments and other governing documents relating to, the Company Stock Options, the Company Warrants, the Company Rights and the Company 401(k) Plans have been furnished to Parent.

          Section 3.3 AUTHORITY; NON-CONTRAVENTION. The Company has all corporate power and authority to enter into this Agreement and, subject to obtaining the approval of this Agreement by the stockholders of the Company, to consummate the transactions contemplated hereby. Subject to obtaining such approval by the stockholders of the Company, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub and the enforceability of this Agreement against each of them) constitutes the legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Except as set forth in the Company Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Significant Subsidiaries under, any provision of (a) the Certificate of Incorporation or By-laws of the Company (true and complete copies of which as of the date hereof have been delivered to Parent) or any provision of the comparable charter or organization documents of any of its Significant Subsidiaries, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Significant Subsidiaries or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Significant Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (b) or (c), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Significant Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) filings in connection, or in compliance, with the applicable requirements of the Securities Act and the Exchange Act (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Significant Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (iv) such filings as may be required in connection with the taxes described in Section 6.9, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the corporation, takeover or "Blue Sky" laws of various states, (vi) such filings and approvals as may be required under the Improvements Act, and (vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

          Section 3.4 COMPANY SEC DOCUMENTS. The Company has filed all documents which the Securities Act or the Exchange Act require the Company to file with the SEC since January 1, 1993 (the "Company SEC Documents"). A list of all of the Company SEC Documents is included in the Company Disclosure Schedule. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

          Section 3.5 REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS. The Proxy Statement/Prospectus will not, at the time of the mailing of the Proxy Statement/Prospectus to the respective stockholders of Parent and the Company and at the time of the Stockholder Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; PROVIDED, HOWEVER, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information supplied or to be supplied to the Company by Parent expressly for inclusion or incorporation by reference in the Proxy Statement/ Prospectus. The Proxy Statement/Prospectus will comply as to form with all applicable requirements of the Exchange Act; PROVIDED, HOWEVER, that the foregoing shall not apply to any written information supplied or to be supplied to the Company by Parent expressly for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

          Section 3.6 ABSENCE OF MATERIAL ADVERSE CHANGE. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof or in the Company Disclosure Schedule, there has not been any Material Adverse Change with respect to the Company.

          Section 3.7 POOLING OF INTERESTS; REORGANIZATION. To the knowledge of the Company, neither it nor any of its Subsidiaries has (i) taken any action or failed to take any action which would jeopardize the treatment of Sub's combination with the Company in the Merger as a pooling of interests for accounting purposes or (ii) taken any action or failed to take any action which would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

          Section 3.8 DIVIDENDS. Since September 30, 1994, the Company has not declared, set aside or paid any dividends on, or made any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise made any payments to its stockholders in their capacity as such.

          Section 3.9 NO VIOLATION OR INFRINGEMENT. Except as disclosed in the Company Disclosure Schedule and for matters which, individually or in the aggregate, would not have a Material Adverse Effect on the Company: (a) the Company and its Subsidiaries have complied in all material respects with all requirements of law applicable to their respective assets and businesses and (b) neither the Company nor any Subsidiary has infringed upon or misappropriated any patent, trademark, service mark, trade name, copyright or other proprietary right of any other person or entity.

          Section 3.10 LITIGATION. Except as set forth in the Company Disclosure Schedule, there are no actions, suits or proceedings pending or threatened against the Company or any of its Subsidiaries before any Governmental Entity or arbitrator which, individually or in the aggregate, should reasonably be expected to have a Material Adverse Effect on the Company.

          Section 3.11 TAXES. Except as otherwise set forth in the Company Disclosure Schedule, (a) the Company and each of its Significant Subsidiaries has filed all Tax Returns required to have been filed on or before the date hereof; (b) all Taxes shown to be due on the Tax Returns referred in clause (a) have been timely paid; (c) neither the Company nor any of its Significant Subsidiaries has waived any statute of limitations in respect of Taxes of the Company or such Subsidiary; (d) the Tax Returns referred to in clause (a) relating to federal and state income Taxes have been examined by the Internal Revenue Service or the appropriate state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (e) no issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (a) are currently pending; and (f) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (a) by a taxing authority have been paid in full.

          Section 3.12 COMPANY BENEFIT PLANS. The Company Disclosure Schedule contains a list of all significant "employee welfare benefit plans" and all significant "employee pension benefit plans" (as such terms are defined in Sections 3(1) and 3(2) of ERISA) maintained or contributed to on behalf of employees of the Company or any of its Subsidiaries as of the date of this Agreement (the "Company Benefit Plans"). Except as set forth in the Company Disclosure Schedule, each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified except for changes for which the remedial amendment period under Section 401(b) of the Code has not expired. Neither the Company nor any of its Subsidiaries has any liability to the Pension Benefit Guaranty Corporation with respect to any Company Benefit Plan except for applicable insurance premiums. Each Company Benefit Plan has been maintained and administered in compliance in all material respects with ERISA and the Code. Except as set forth in the Company Disclosure Schedule, (a) neither the Company nor any of its Subsidiaries has any obligation to contribute to any "multiemployer plan", as such term is defined in Section 3(37) of ERISA or
Section 4001(a)(3) of ERISA, and (b) assuming the Company and each of its Subsidiaries incurred a complete withdrawal under Section 4203 of ERISA from all such plans, the withdrawal liability arising under Section 4201 of ERISA with respect to such plans would not exceed the amount set forth in the Company Disclosure Schedule. Except for agreements identified in the Company Disclosure Schedule or as expressly provided for in this Agreement, neither the Company nor any of its Subsidiaries is a party to any agreement which (a) requires it to make any bonus or severance payment to any of its officers or employees solely by reason of the change of control of the Company effected by the consummation of the Merger or (b) requires it to make a payment to any of its officers or employees that, to the knowledge of the Company, may be an "excess parachute payment" to a "disqualified individual", as such terms are defined in Section 280G of the Code.

          Section 3.13 ENVIRONMENTAL MATTERS. Except as disclosed in the Company Disclosure Schedule and for matters which, individually or in the aggregate, would not have a Material Adverse Effect on the Company: (a) the use and operation of the assets and properties owned or leased by the Company and its Subsidiaries comply in all material respects with all applicable federal, state and local environmental, safety and health laws, ordinances, rules or regulations and (b) nothing has come to the attention of any of the directors or officers of the Company or any of its Subsidiaries that leads any of such persons to believe that the Company or any of its Subsidiaries is or may be liable to any person or Governmental Entity as a result of a release or threatened release of any hazardous or toxic substance or waste into the environment.

          Section 3.14 TITLE TO PROPERTY. The Company or its Subsidiaries has good and, with respect to real property, marketable title to all of the material assets reflected on the consolidated financial statements of the Company included in the Company SEC Documents as being owned by it or its Subsidiaries, including, without limitations, its facility located at Asheville, North Carolina, and all of the material assets thereafter acquired by it or its Subsidiaries (except to the extent that such assets have thereafter been disposed of in the ordinary course of business consistent with past practice), subject to no Liens, except for (a) Liens described in the Company SEC Documents, (b) Liens for taxes not yet delinquent or the validity of which is being contested in good faith for which sufficient accruals have been established, (c) any Liens arising by operation of law securing obligations not yet overdue and (d) other Liens which, individually or in the aggregate, are not material in amount and do not materially detract from the value or materially impair the existing use of any material asset of the Company or any of its Subsidiaries.

          Section 3.15 BROKERS. No broker, investment banker or other person (other than J. P. Morgan Securities Inc., the fees and expenses of which, to the extent payable, will be paid by the Surviving Corporation) is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES REGARDING SUB

          Parent and Sub jointly and severally represent and warrant to the Company as follows:

          Section 4.1 ORGANIZATION AND STANDING. Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Sub was organized solely for the purpose of acquiring the Company and engaging in the transactions contemplated by this Agreement and has not engaged in any business since it was incorporated which is not in connection with the acquisition of the Company and this Agreement.

          Section 4.2 CAPITAL STRUCTURE. The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of all liens, charges and encumbrances.

          Section 4.3 AUTHORITY; NON-CONTRAVENTION. Sub has all corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Sub of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and Parent as its sole stockholder, and, no other corporate proceedings on the part of Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sub and (assuming the due authorization, execution and delivery hereof by the Company and the enforceability of this Agreement against the Company) constitutes the legal, valid and binding agreement of Sub enforceable against Sub in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Sub under, any provision of (i) the Certificate of Incorporation or By-laws of Sub (true and complete copies of which as of the date hereof have been delivered to the Company)

(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Sub or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sub or any of its properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, materially impair the ability of Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.


                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

          Section 5.1  CONDUCT OF BUSINESS PENDING THE MERGER.

               (a) ACTIONS. During the period from the date of this Agreement through the Effective Time, each of the Company and Parent shall, and each shall cause its respective Subsidiaries to, in all material respects carry on its respective businesses in, and not enter into any material transaction other than in accordance with, the ordinary course and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and, except as disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule or as otherwise expressly contemplated by this Agreement, each of the Company and Parent shall not, and each shall not permit any of its respective Subsidiaries to, without the prior written consent of the other parties to this Agreement:

          (i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its respective capital stock, or otherwise make any payments to its respective stockholders in their capacity as such, other than (1) ordinary quarterly dividends by Parent consistent with past practice, each in an amount not in excess of $.15 per share with respect to Parent Common Stock, (2) dividends declared by Parent prior to the date of this Agreement and (3) dividends payable to the Company declared by any of the Company's Subsidiaries or to Parent declared by any of Parent's Subsidiaries, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, and (c) purchase, redeem or otherwise acquire any shares of capital stock of each of the Company or Parent, or any of its respective Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, other than the Company's redemption of the Company Rights prior to the Effective Time in accordance with Section 7.3(c);

          (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalent or convertible securities (other than, in the case of the Company, the issuance of Company Common Stock (and associated Company Rights) during the period from the date of this Agreement through the Effective Time (A) upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms, (B) upon the exercise of Company Warrants outstanding on the date of this Agreement in accordance with their current terms, (C) in accordance with the terms, existing at the date of this Agreement, of the Company 401(k) Plans and, in the case of Parent, the issuance of Parent Common Stock (and associated Parent Rights) during such period (A) upon the exercise of Parent Stock Options outstanding on the date of this Agreement in accordance with their current terms and (B) in accordance with the terms, existing at the date of this Agreement, of the Parent 1994 SAR Plan, Parent's Employees' Stock Purchase Plan, Kuhlman Electric Corporation's Savings Maximizer Plan, the Parent Rights and Parent's 1993 Non-Employee Directors Stock Plan);

          (iii) amend its Certificate of Incorporation (other than, in the case of Parent, to approve and adopt the Amendment) or amend in any material respects its By-laws;

          (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case that are material or substantial, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, and to Parent and its Subsidiaries taken as a whole, respectively;

          (v) sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any of its assets (other than sales or other dispositions of inventory in the ordinary course of business) that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, or to Parent and its Subsidiaries taken as a whole, respectively;

          (vi) except in the ordinary course of business consistent with past practice, (A) incur or assume any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any wholly-owned Subsidiary of the Company or to Parent or any wholly-owned Subsidiary of Parent, respectively;

          (vii) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of the Company or any Subsidiary of Parent, respectively; or

          (viii) enter into or adopt, or amend any existing, severance plan, agreement or arrangement or, other than in the ordinary course of business, enter into or amend any employee benefit plan (including, without limitation, the Company Stock Plan, its Performance Unit Plan and the Company 401(k) Plans with respect to the Company and the Parent Stock Plans, the Parent 1994 SAR Plan, its Employees' Stock Purchase Plan, Kuhlman Electric Corporation's Savings Maximizer Plan and Parent's 1993 Non-Employee Directors Stock Plan with respect to Parent), or any employment or consulting agreement, except compensation increases associated with promotions and annual reviews in the ordinary course of business consistent with past practice.

               (b) ADVICE OF CHANGES. Each of the Company and Parent shall promptly advise the other such party orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, would have, a Material Adverse Effect on the Company or Parent, respectively.

          Section 5.2 NO SOLICITATION. From and after the date hereof, neither the Company nor Parent will solicit or initiate, nor will either such party permit any of its officers, directors, employees, agents and other representatives or those of any of its Subsidiaries to, directly or indirectly, solicit or initiate, any takeover proposal or offer from any person, or engage in discussions or negotiations relating thereto; PROVIDED, HOWEVER, that (a) either such party may engage in discussions or negotiations with a third party who seeks to initiate such discussions or negotiations or may furnish to such third party information concerning such party and its business, properties or assets and (b) following receipt of a takeover proposal the Board of Directors of either such party may withdraw or modify its recommendation referred to in Section 6.1, but in each case referred to in the foregoing clauses (a) and (b) only to the extent that the Board of Directors of such party shall conclude in good faith after con-sultation with its outside counsel that such action is necessary in order for the Board of Directors of such party to act in a manner which is consistent with its fiduciary obligations under applicable law. Each of the Company and Parent will promptly notify the other party of any takeover proposal or offer, includ-ing the material terms and conditions thereof, but shall not be required to indicate the identity of the person or group making such takeover proposal or offer. As used in this Agreement, "takeover proposal" or "offer" shall mean any proposal or offer, other than a proposal or offer by Parent, the Company or any of their respective affiliates, for a tender or exchange offer, a merger, consolidation or other business combination involving the Company, Parent or any of their respective Subsidiaries or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company, Parent or any of their respective Subsidiaries.

          Section 5.3 POOLING OF INTERESTS; REORGANIZATION. During the period from the date of this Agreement through the Effective Time, unless the other parties shall otherwise agree in writing, none of Parent, Sub, any other Subsidiary of Parent, the Company nor any Subsidiary of the Company shall (a) knowingly take or fail to take any action which would jeopardize the treatment of Sub's combination with the Company as a pooling of interests for accounting purposes or (b) knowingly take or fail to take any action which would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

          Section 5.4 CONDUCT OF BUSINESS OF SUB PENDING THE MERGER. During the period from the date of this Agreement through the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

          Section 6.1 STOCKHOLDER APPROVAL. Each of Parent and the Company shall take all action necessary in accordance with all applicable federal and state laws and their respective Certificates of Incorporation and By-laws to call separate annual meetings of their respective stockholders to be held on the same date (such meetings, including any adjournment of either or both of such meetings, being referred to herein collectively as the "Stockholder Meetings"),
(a) in the case of the Company, to
consider and vote on (i) the approval of this Agreement, (ii) the election of one class of directors and (iii) the ratification of the appointment of auditors and (b) in the case of Parent, to consider and vote on (i) the approval of an amendment to the Certificate of Incorporation of Parent to increase the number of authorized shares of Parent Common Stock from 10,000,000 to 20,000,000 shares and to eliminate the designation therein of shares of Parent Preferred Stock as Junior Participating Preferred Stock, Series A (the "Amendment"), (ii) the approval of the issuance of Parent Common Stock pursuant to this Agreement,
(iii) the approval of Parent's 1994 Stock Option Plan, (iv) the election of one class of directors and (v) the ratification of the selection of auditors, and
(c) in both cases, to consider and vote upon such other matters as may be necessary to effect or related to the transactions contemplated hereunder. The Stockholder Meetings shall be held as soon as practicable following the date upon which the Registration Statement becomes effective. The Company shall, through its Board of Directors but subject to the fiduciary duties of its Board of Directors under applicable law as determined by such Board of Directors in good faith after consultation with the Company's outside counsel, recommend to its stockholders the approval of this Agreement and otherwise use all reasonable efforts to obtain such stockholder approval, and Parent shall, through its Board of Directors but subject to the fiduciary duties of its Board of Directors under applicable law as determined by such Board of Directors in good faith after consultation with Parent's outside counsel, recommend to its stockholders the approval of the Amendment and the approval of the issuance of Parent Common Stock pursuant to this Agreement and otherwise use all reasonable efforts to obtain such stockholder approvals.

          Section 6.2 REGISTRATION STATEMENT AND PROXY STATEMENT. Parent shall prepare and file with the SEC as soon as practicable the Registration Statement containing the Proxy Statement/Prospectus to be used at the Stockholder Meetings and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable. Parent shall also take any action required to be taken under state securities or "Blue Sky" laws in connection with the issuance of the Parent Common Stock pursuant to this Agreement. The Company shall furnish in writing to Parent all information concerning the Company, its officers, directors and principal stockholders and any of its Subsidiaries required for use in the Registration Statement, and the Company shall take such other actions as Parent may reasonably request in connection with the preparation of such Registration Statement and the actions to be taken by Parent pursuant to this Section 6.2. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification for offering or sale in any jurisdiction of the shares of Parent Common Stock issuable pursuant to this Agreement or any request by the SEC for an amendment or supplement of the Registration Statement or for additional information. If at any time after the mailing of the Proxy Statement/Prospectus and prior to the Effective Time, any event with respect to any party, its officers, directors or principal stockholders or any of its Subsidiaries or any event with respect to the Merger shall occur which is required to be described in the Proxy Statement/Prospectus or the Registration Statement, such party shall immediately inform the other parties of such event and all parties hereto shall cooperate in the preparation of a mutually satisfactory amendment or supplement describing such event and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the respective stockholders of Parent and the Company. It shall be conditions (in each case unless waived by both Parent and the Company) to the mailing of the Proxy Statement/Prospectus to the stockholders of Parent and the stockholders of the Company that (a) Parent and the Company shall have received the opinions of The Chase Manhattan Bank, N.A. and J.P. Morgan Securities, Inc., respectively, dated as of the date of the Proxy Statement/Prospectus to the effect described in Sections 7.2(b) and 7.3(e), respectively, (b) such opinions shall be included in the Proxy Statement/Prospectus and (c) each of the Company and Parent shall have executed a letter agreement identifying the information provided by each of the Company and Parent for use in the Proxy Statement/Prospectus.

          Section 6.3  ACCESS TO INFORMATION.

               (a) BY PARENT. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, and to Parent's accountants, counsel, financial advisers and other representatives, reasonable access and permit them to make such inspections as they may reasonably request during normal business hours during the period from the date of this Agreement through the Effective Time to all their respective properties, books, contracts, commitments and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent
     (i) access to each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. In no event shall the Company be required to supply to Parent, or to Parent's accountants, counsel, financial advisors or other representatives, any information relating to indications of interest from, or discussions with, any other potential acquirors of the Company which were received or conducted prior to the date hereof except to the extent necessary for use in the Registration Statement. Except as required by law, Parent will hold, and will cause its affiliates, associates and representatives to hold, any nonpublic information in confidence until such time as such information otherwise becomes publicly available and shall use its best efforts to ensure that such affiliates, associates and representatives do not disclose such information to others without the prior written consent of the Company. In the event of termination of this Agreement for any reason, Parent shall promptly return or destroy all nonpublic documents so obtained from the Company or any of its Subsidiaries and any copies made of such documents for Parent.

               (b) BY THE COMPANY. Parent shall, and shall cause each of its Subsidiaries to, afford to the Company, and to Company's accountants, counsel, financial advisers and other representatives, reasonable access and permit them to make such inspections as they may reasonably request during normal business hours during the period from the date of this Agreement through the Effective Time to all their respective properties, books, contracts, commitments and records and, during such period, Parent shall, and shall cause each of its Subsidiaries to, furnish promptly to the Company (i) access to each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state laws and (ii) all other information concerning its business, properties and personnel as the Company may reasonably request. Except as required by law, the Company will hold, and will cause its affiliates, associates and representatives to hold, any nonpublic information in confidence until such time as such information otherwise becomes publicly available and shall use its best efforts to ensure that such affiliates, associates and representatives do not disclose such information to others without the prior written consent of Parent. In the event of termination of this Agreement for any reason, the Company shall promptly return or destroy all nonpublic documents so obtained from Parent or any of its Subsidiaries and any copies made of such documents for the Company.

          Section 6.4 COMPLIANCE WITH THE SECURITIES ACT AND POOLING REQUIREMENTS. Prior to the Effective Time, the Company shall cause to be prepared and delivered to Parent a list (reasonably satisfactory to counsel for Parent) identifying all persons who, at the time of the Stockholder Meetings, may be deemed to be "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the
"Affiliates"). The Company shall use its best efforts to cause each person who is identified as an Affiliate in such list to deliver to Parent on or prior to the Effective Time a written agreement, in the form previously approved by the parties hereto, that such Affiliate will not sell, pledge, transfer or otherwise dispose of any shares of Parent Common Stock issued to such Affiliate pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with paragraph (d) of Rule 145 or another exemption from the registration requirements of the Securities Act and that such Affiliate will not sell or in any other way reduce such Affiliate's risk relative to any shares of Parent Common Stock received in the Merger (within the meaning of Section 201.01 of the SEC's Financial Reporting Release No. 1), until such time as financial results (including combined sales and net income) covering at least 30 days of post-merger operations have been published, except as permitted by Staff Accounting Bulletin No. 76 issued by the SEC.

          Section 6.5 STOCK EXCHANGE LISTING. Parent shall use its best efforts to list on the NYSE, upon official notice of issuance, the shares of Parent Common Stock to be issued pursuant to this Agreement.

          Section 6.6 FEES AND EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except as Parent and the Company shall otherwise agree in writing. Notwithstanding the foregoing, if (a) the Board of Directors of the Company shall withdraw or materially modify its recommendation to the stockholders of the Company to approve this Agreement in accordance with Section
5.2 or (b) the Company shall terminate this Agreement in accordance with Section 8.1(g), the Company shall reimburse Parent for up to $500,000 of such expenses actually incurred by Parent, including without limitation legal, accounting, and investment banking fees and expenses, promptly after receipt of one or more statements therefor in reasonable detail; PROVIDED, HOWEVER, that if prior to the expiration of one year after any such withdrawal, modification or termination, a merger, consolidation or other business combination, or a tender or exchange offer, shall occur which effects a change of control of the Company (an "Alternative Transaction"), on the third business day after the closing of the Alternative Transaction, the Company shall pay to Parent, in lieu of its obligation to make any further expense reimbursements, an amount equal to the excess of $2,000,000 over the total expense reimbursements previously made by the Company pursuant to this sentence.

          Section 6.7 REASONABLE EFFORTS. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (a) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, including but not limited to any filing under the Improvements Act, (b) the obtaining of all necessary consents, approvals or waivers from third parties, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that no party shall be under any obligation to take any action pursuant to this Section
6.7 to the extent that its Board of Directors shall conclude in good faith after consultation with the its outside counsel that such action is inconsistent with such Board of Directors' fiduciary obligations under applicable law. Notwith-standing anything to the contrary in this Section 6.7, no party shall commit to any divestiture transaction, or any other material modification of its existing business or the existing business of its Significant Subsidiaries, without the prior written consent of all other parties.

          Section 6.8 PUBLIC ANNOUNCEMENTS. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required in the opinion of the issuing party's outside counsel by applicable law or by obligations pursuant to any listing agreement with the NYSE, in which case the issuing party shall give the other parties notice thereof as promptly as practicable.

          Section 6.9 REAL ESTATE TRANSFER AND GAINS TAX. Subject to the last sentence of Section 1.7, Parent and the Company agree that the Surviving Corporation will pay any real property transfer or gains tax, or similar transfer tax, if any, attributable to the transfer of the beneficial ownership of the Company's or its Subsidiaries' real property (collectively, the "Gains Taxes"), and any penalties or interest with respect to the Gains Taxes, payable in connection with the consummation of the Merger. The Company agrees to cooperate with Sub in the filing of any returns with respect to the Gains Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company or its Subsidiaries and any information with respect to such property that is reasonably necessary to complete such returns. The portion of the Merger consideration allocable to the real property of the Company and its Subsidiaries shall be determined by Sub or Parent in its reasonable discretion. The stockholders of the Company shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 6.9 in the preparation of any return with respect to the Gains Taxes.

          Section 6.10  STATE TAKEOVER LAWS; COMPANY RIGHTS AGREEMENT.  If
Section 203 of the DGCL shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall use all reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of such Section 203 of the DGCL on the transactions contemplated hereby. The Board of Directors of the Company has amended the Company Rights Agreement such that neither Parent nor Sub shall become an Acquiring Person (as defined in the Company Rights Agreement) as a result of entering into this Agreement. Immediately prior to the Effective Time, the Company shall redeem all outstanding Company Rights at a redemption price of $.01 per Company Right. No other action is required to prevent the holders of Company Rights from having any right under the Company Rights Agreement as a result of the execution, delivery and performance of this Agreement and the consummation of the Merger (other than the right to receive such redemption price for their respective Company Rights).

          Section 6.11 INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE. From and after the Effective Time, Parent agrees to indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries to the full extent such persons may be indemnified by the Company pursuant to the Company's Certificate of Incorporation and By-Laws for acts or omissions occurring at or prior to the Effective Time and shall advance reasonable litigation expenses incurred by such officers and directors in connection with defending any action arising out of such acts or omissions. In addition, for a period of not less than six years from the Effective Time, Parent will provide, or cause the Surviving Corporation to provide, to the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring through the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy or, if substantially equiva-lent insurance coverage is unavailable, the best available coverage; PROVIDED, HOWEVER, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of three times the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

          Section 6.12 EMPLOYEE BENEFITS. Parent shall cause the Company and its Subsidiaries (a) to honor all severance and employment agreements with the officers and employees of the Company or any of its Subsidiaries and (b) to maintain until at least two (2) years after the Effective Time, employee benefits, plans, programs and policies for retirees, officers and employees (including terminated officers and employees) of the Company and any of its Subsidiaries (including the Company's policies with respect to severance pay and outplacement services) that are no less favorable than those being provided to such retirees, officers and employees on the date hereof; PROVIDED, HOWEVER, that nothing in this sentence shall be construed to be a financial guarantee of any obligation of the Company or any of its Subsidiaries. For purposes of eligibility to participate in and vesting in all benefits provided to retirees, officers and employees, the retirees, officers and employees of the Company and its Subsidiaries will be credited with their hours and years of service with the Company and its Subsidiaries and hours and years of service with prior employers to the extent service with prior employers is taken into account under plans of the Company and its Subsidiaries.

          Section 6.13 JOB VACANCIES. Parent shall maintain at its corporate offices a listing of job vacancies and newly created positions at Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), and upon the request of any officer or employee of the Company or its Subsidiaries who is terminated as a result of the Merger or within eighteen months following the Effective Time, shall provide such terminated officer or employee with a copy of such list of vacancies or positions; PROVIDED, HOWEVER, that Parent and its Subsidiaries shall have no obligation under this Section 6.13 to hire any such terminated officer or employee to fill any of such vacancies or positions or to delay filling any of them until such terminated officer or employee has received a copy of such list. The service time of any such terminated officer or employee who accepts employment with Parent or its Subsidiaries will include all service time with the Company or its Subsidiaries and, in the case of employment opportunities requiring a relocation of the officer's or employee's place of residence, such officer or employee will be provided relocation expenses and reimbursement consistent with Parent's existing reimbursement policy for transferred or newly hired officers or employees.

          Section 6.14 PARENT'S BOARD OF DIRECTORS. Parent's Board of Directors will take all necessary action to cause Gary G. Dillon to be elected to the Board of Directors of Parent as soon as practicable after the Effective Time.


                                   ARTICLE VII

                       CONDITIONS PRECEDENT TO THE MERGER

          Section 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) STOCKHOLDER APPROVALS. This Agreement shall have been approved by the requisite vote of the holders of Company Common Stock and the Amendment and the issuance of shares of Parent Common Stock pursuant to this Agreement shall have been approved by the requisite vote of the holders of Parent Common Stock.

          (b) NYSE LISTING. The Parent Common Stock issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, upon official notice of issuance.

          (c) IMPROVEMENTS ACT WAITING PERIOD. All applicable waiting periods under the Improvements Act shall have expired or been terminated.

          (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect. All necessary state securities or "Blue Sky" authorizations shall have been received.

          (e) TAX OPINION. The Company and Parent shall have received a legal opinion of Sidley & Austin, special counsel to the Company, in form and substance satisfactory to the Company, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

          (i)  The Merger will constitute a reorganization within the meaning of
     Section 368(a) of the Code and the Company, Parent and Sub will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

          (ii) No gain or loss will be recognized by the Company as a result of the Merger;

          (iii) No gain or loss will be recognized by the stockholders of the Company upon the conversion of their Company Common Stock into shares of Parent Common Stock pursuant to the Merger (except for cash paid in lieu of a fractional share of Parent Common Stock);

          (iv) The aggregate tax basis of the shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger (including a fractional share of Parent Common Stock for which cash is paid) will be the same as the aggregate tax basis of such shares of Company Common Stock;

          (v) The holding period for shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger will include the period that such shares of Company Common Stock were held by the holder, provided such shares of Company Common Stock were held as capital assets by the holder at the Effective Time; and

          (vi) A stockholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share and the amount of cash received.

     In rendering such opinion, Sidley & Austin may receive and rely as to matters of fact upon representations contained in certificates of the Company, Parent, Sub and others, and may condition such opinion on the receipt from certain stockholders of the Company of certificates verifying that such stockholders have no present plan or intention to sell or dispose of, or otherwise diminish their equity risk with respect to, the shares of Parent Common Stock to be distributed to them in the Merger.

          (f) NO ORDER. No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making this Agreement or the transactions contemplated hereby illegal.

          (g) RESIGNATIONS OF COMPANY DIRECTORS. Each of the directors of the Company, other than Gary G. Dillon and Robert S. Jepson, Jr., shall have delivered to the Company his written resignation as a director of the Company, effective as of the Effective Time.

          (h) OTHER APPROVALS. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, the failure to obtain which would have a Material Adverse Effect on Parent (on a consolidated basis, assuming the Merger had taken place), shall have been obtained, shall have occurred or shall have been filed.

          Section 7.2 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) PERFORMANCE OF OBLIGATIONS; REPRESENTATIONS AND WARRANTIES. Parent and Sub shall have performed in all material respects each of their agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date, each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date, in each case except as contemplated or permitted by this Agreement, and Parent shall have furnished to the Company a certificate, dated the Effective Time, signed by the Chairman of the Board, the President or an Executive Vice President of Parent, certifying to the effect that to the best of the signing officer's knowledge and belief, the conditions set forth in this Section 7.2(a) have been satisfied in full.

          (b) FAIRNESS OPINION. The Company shall have received in form satisfactory to the Company, an opinion of J. P. Morgan Securities Inc., dated as of the date of the Proxy Statement/Prospectus, substantially to the effect that the consideration to be received by the stockholders of the Company in the Merger is fair to such stockholders from a financial point of view, and as of the Effective Time and based upon circumstances then in effect such opinion shall not have been withdrawn or modified in any material respect.

          (c) OPINION OF COUNSEL. The Company shall have received a legal opinion from Rudnick & Wolfe, special counsel to Parent, dated the Effective Time, substantially to the effect that:

          (i) The incorporation, existence and good standing of Parent, Sub and each of Parent's Significant Subsidiaries are as stated in this Agreement; the authorized shares of capital stock of Parent, Sub and each of Parent's Significant Subsidiaries are as stated in this Agreement; all outstanding shares of Parent Common Stock and all outstanding shares of capital stock of Parent's Significant Subsidiaries are duly and validly authorized and issued, fully paid and nonassessable and have not been issued in violation of any preemptive right of any stockholder of Parent or any of such Subsidiaries; all of the issued and outstanding shares of capital stock of Parent's Significant Subsidiaries are owned of record and, to the knowledge of such counsel, beneficially by Parent or a wholly-owned Subsidiary of Parent, and such counsel is not aware of any liens, charges or encumbrances on any of such shares; and to the knowledge of such counsel, there is no existing option, warrant, right, call, subscription or other agreement or commitment obligating Parent, Sub or any of Parent's Significant Subsidiaries to issue or sell, or to purchase or redeem, any shares of the capital stock of Parent or any of its Significant Subsidiaries, other than as stated in this Agreement.

          (ii) Each of Parent and Sub has full corporate power and authority to execute, deliver and perform this Agreement; this Agreement has been duly authorized, executed and delivered by Parent and Sub; this Agreement (assuming valid authorization, execution and delivery of this Agreement by the Company and the enforceability of this Agreement against the Company) constitutes the legal, valid and binding agreement of Parent and Sub enforceable against Parent and Sub in accordance with its terms, except to the extent enforce-ability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and except that such counsel need express no opinion with respect to the enforcement of rights to indemnification against liabilities under the federal securities laws; and the Amendment and the issuance of shares of Parent Common Stock pursuant to this Agreement have been duly authorized by all necessary corporate action.

          (iii) The execution, delivery and performance by Parent and Sub of this Agreement will not violate the Certificate of Incorporation or By-Laws of Parent or of Sub and, to the knowledge of such counsel, will not violate, result in a breach of or constitute a default under any material lease, mortgage, contract, agreement, instrument, law, rule, regulation, judgment, order or decree to which Parent, Sub or any of Parent's Significant Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, which violation, breach or default should reasonably be expected to have a Material Adverse Effect on Parent.

          (iv) To the knowledge of such counsel, no consent, approval, authorization or order of any Governmental Entity which has not been obtained is required on behalf of Parent, Sub or any of Parent's other Subsidiaries for the consummation of the transactions contemplated by this Agreement.

          (v) To the knowledge of such counsel, neither Parent nor Sub is subject to any injunction (whether temporary, preliminary or permanent) by any court of competent jurisdiction against consummation of the transactions contemplated by this Agreement.

          (vi) Except as set forth in the Parent Disclosure Schedule or the Parent SEC Documents, to the knowledge of such counsel, there are no actions, suits or proceedings pending or threatened against Parent or any of its Subsidiaries before any Governmental Entity or arbitrator which, individually or in the aggregate, should reasonably be expected to have a Material Adverse Effect on Parent.

          (vii) The shares of Parent Common Stock to be issued pursuant to this Agreement will be, when so issued, shares of Parent Common Stock that have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive right of any stockholder of Parent.

          (viii) The shares of Parent Common Stock issuable pursuant to this Agreement have been duly listed on the NYSE, subject to official notice of issuance.

          (ix) The Registration Statement has become effective under the Securities Act and, to the knowledge of such counsel, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for such purpose has been instituted or threatened by the SEC.

          (x) (A) At the time the Registration Statement became effective, the Registration Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein and information relating to and supplied by the Company, as to which such counsel need express no opinion) complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act.

          (B) In the course of the preparation of the Registration Statement and the Proxy Statement/Prospectus, such counsel has considered the information set forth therein in light of the matters required to be set forth therein, and has participated in conferences with officers and representatives of Parent and the Company, including their respective counsel and independent public accountants, during the course of which the contents of the Registration Statement and the Proxy Statement/Prospectus and related matters were discussed. Such counsel has not independently checked the accuracy or completeness of, or otherwise verified, and accordingly is not passing upon, and does not assume responsibility for, the accuracy, completeness or fairness of the statements contained in the Registration Statement or the Proxy Statement/Prospectus; and such counsel has relied as to materiality, to a large extent, upon the judgment of officers and representatives of Parent. However, as a result of such consideration and participation, nothing has come to such counsel's attention which causes such counsel to believe that the Registration Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, the section captioned "Management's Discussion and Analysis of Results of Operations and Financial Condition" relating to Parent and the information relating to and supplied by the Company, as to which such counsel need express no belief), at the time it became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Proxy Statement/

     Prospectus (other than the financial statements, financial data, statistical data and supporting schedules included therein, the section captioned "Management's Discussion and Analysis of Results of Operations and Financial Condition" relating to Parent and information relating to and supplied by the Company, as to which such counsel need express no belief), at the time the Registration Statement became effective, at the time of mailing the Proxy Statement/Prospectus to the respective stockholders of Parent and the Company or at the time of the Stockholder Meetings, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (xi) The Amendment and the Certificate of Merger have been duly filed with the Secretary of State of the State of Delaware and the Amendment and the Merger have become effective under the DGCL.

     In rendering such opinion, Rudnick & Wolfe may rely as to matters of fact upon the representations of officers of Parent, Sub or any of Parent's other Subsidiaries contained in any certificate delivered to such counsel and certificates of public officials. Such opinion shall be limited to the General Corporation Law of the State of Delaware and the laws of the United States of America.

          (d) OTHER DOCUMENTS. Parent and Sub shall have furnished to the Company at the Closing such other customary documents, certificates or instruments as the Company may reasonably request evidencing compliance by Parent and Sub with the terms of this Agreement.

          Section 7.3 CONDITIONS TO OBLIGATIONS OF PARENT AND SUB TO EFFECT THE MERGER. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) PERFORMANCE OF OBLIGATIONS; REPRESENTATIONS AND WARRANTIES. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date, each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date, in each case except as contemplated or permitted by this Agreement, and the Company shall have furnished to Parent a certificate, dated the Effective Time, signed by the Chairman of the Board, the President or a Vice President of the Company, certifying to the effect that to the best of the signing officer's knowledge and belief, the conditions set forth in this Section 7.3(a) have been satisfied.

          (b) THIRD PARTY CONSENTS. All required authorizations, consents or approvals of any third party (other than a Governmental Entity), the failure to obtain which would have a Material Adverse Effect on Parent (on a consolidated basis, assuming the Merger had taken place), shall have been obtained.

          (c) REDEMPTION OF RIGHTS. The Company shall have redeemed all outstanding Company Rights at a redemption price of $.01 per Company Right immediately prior to the Effective Time.

          (d) ACCOUNTING. Based on the advice of Arthur Andersen LLP and such other advice as Parent may reasonably deem relevant, Parent shall have no reasonable basis for believing that following the Merger, the combination of the Company and Sub may not be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles.

          (e) FAIRNESS OPINION. Parent shall have received in form satisfactory to Parent, an opinion of The Chase Manhattan Bank, N.A., dated as of the date of the Proxy Statement/Prospectus, substantially to the effect that, as of such date, the Exchange Ratio was fair to Parent from a financial point of view, and as of the Effective Time and based upon circumstances then in effect such opinion shall not have been withdrawn or modified in any material respect.

          (f) OPINION OF COUNSEL. Parent shall have received a legal opinion from Sidley & Austin, special counsel to the Company, dated the Effective Time, substantially to the effect that:

          (i) The incorporation, existence and good standing of the Company are as stated in this Agreement and the authorized shares of capital stock of the Company are as stated in this Agreement.

          (ii) The Company has full corporate power and authority to execute, deliver and perform this Agreement; this Agreement has been duly authorized, executed and delivered by the Company; and this Agreement (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub and the enforceability of this Agreement against each of them) constitutes the legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          (iii) The execution, delivery and performance by the Company of this Agreement will not violate the Certificate of Incorporation or By-laws of the Company.

          (iv) To the knowledge of such counsel, no consent, approval, authorization or order of any Governmental Entity which has not been obtained is required on behalf of the Company or any of its Subsidiaries for the consummation of the transactions contemplated by this Agreement.

          (v) To the knowledge of such counsel, the Company is not subject to any injunction (whether temporary, preliminary or permanent) by any court of competent jurisdiction against consummation of the transactions contemplated by this Agreement.

          (vi)(A) At the time the Registration Statement became effective, the information relating to and supplied by the Company contained in the Registration Statement and the information relating to the transactions provided for in this Agreement (other than the financial statements, financial data, statistical data and supporting schedules included therein, as to which such counsel need express no opinion) complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act.

          (B) In the course of the preparation of the Registration Statement and the Proxy Statement/Prospectus, such counsel has considered the information set forth therein in light of the matters required to be set forth therein, and has participated in conferences with officers and representatives of the Company and Parent, including their respective counsel and independent public accountants, during the course of which the contents of the Registration Statement and the Proxy Statement/Prospectus and related matters were discussed. Such counsel has not independently checked the accuracy or completeness of, or otherwise verified, and accordingly is not passing upon, and does not assume responsibility for, the accuracy, completeness or fairness of the statements contained in the Registration Statement or the Proxy Statement/Prospectus; and such counsel has relied as to materiality, to a large extent, upon the judgment of officers and representatives of the Company. However, as a result of such consideration and participation, nothing has come to such counsel's attention which causes such counsel to believe that the Registration Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, the section captioned "Management's Discussion and Analysis of Results of Operations and Financial Condition" relating to the Company and the information relating to and supplied by Parent, as to which such counsel need express no belief), at the time it became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Proxy Statement/Prospectus (other than the financial statements, financial data, statistical data and supporting schedules included therein, the section captioned "Management's Discussion and Analysis of Results of Operations and Financial Condition" relating to the Company and the information relating to and supplied by Parent, as to which such counsel need express no belief), at the time the Registration Statement became effective, at the time of mailing the Proxy Statement/ Prospectus to the respective stockholders of the Company and Parent or at the time of the Stockholder Meetings, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (xi) The Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware and the Merger has become effective under the DGCL.

     In rendering such opinion, Sidley & Austin may rely as to matters of fact upon the representations of officers of the Company and its Subsidiaries contained in any certificate delivered to such counsel and certificates of public officials. Such opinion shall be limited to the General Corporation Law of the State of Delaware and the laws of the United States of America.

          (g) OPINION OF OTHER COUNSEL. Parent shall have received a legal opinion from Schiff, Hardin & Waite, regular outside counsel to the Company, dated the Effective Time, substantially to the effect that:

          (i) The incorporation, existence, good standing and the authorized shares of capital stock of each of the Company's Significant Subsidiaries are as stated in this Agreement.

          (ii) All of the outstanding shares of Company Common Stock and all of the outstanding shares of capital stock of the Company's Significant Subsidiaries (A) are duly and validly authorized and issued, fully paid and nonassessable and have not been issued in violation of any preemptive right of any stockholder of the Company or any of such Subsidiaries and (B), in the case of such shares of the Company's Significant Subsidiaries, are owned of record and, to the knowledge of such counsel, beneficially by the

     Company or a wholly-owned Subsidiary of the Company, and such counsel is not aware of any liens, charges or encumbrances on any of such shares.

          (iii) To the knowledge of such counsel, there is no existing option, warrant, right, call, subscription or other agreement or commitment obligating the Company or any of its Significant Subsidiaries to issue or sell, or to purchase or redeem, any shares of capital stock of the Company or any of its Significant Subsidiaries, other than as stated in this Agreement.

          (iv) To the knowledge of such counsel, the execution, delivery and performance by the Company of this Agreement will not violate, result in a breach of or constitute a default under any material lease, mortgage, contract, agreement, instrument, law, rule, regulation, judgment, order or decree to which the Company or any of its Significant Subsidiaries is a party or to which any of them or any of their respective properties or assets may be bound, which violation, breach or default should reasonably be expected to have a Material Adverse Effect on the Company.

          (v) Except as set forth in the Company Disclosure Schedule or the Company SEC Documents, to the knowledge of such counsel, there are no actions, suits or proceedings pending or threatened against the Company or any of its Subsidiaries before any Governmental Entity or arbitrator which, individually or in the aggregate, should reasonably be expected to have a Material Adverse Effect on the Company.

          (vi) In the course of the preparation of the Registration Statement and the Proxy Statement/Prospectus, such counsel has considered the information set forth therein in light of the matters required to be set forth therein, and has participated in conferences with officers and representatives of the Company and Parent, including their respective counsel and independent public accountants, during the course of which the contents of the Registration Statement and the Proxy Statement/Prospectus and related matters were discussed. Such counsel has not independently checked the accuracy or completeness of, or otherwise verified, and accordingly is not passing upon, and does not assume responsibility for, the accuracy, completeness or fairness of the statements contained in the Registration Statement or the Proxy Statement/Prospectus; and such counsel has relied as to materiality, to a large extent, upon the judgment of officers and representatives of the Company. However, as a result of such consideration and participation, nothing has come to such counsel's attention which causes such counsel to believe that the Registration Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, the section captioned

     "Management's Discussion and Analysis of Results of Operations and Financial Condition" relating to the Company and the information relating to and supplied by Parent, as to which such counsel need express no belief), at the time it became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Proxy Statement/Prospectus (other than the financial statements, financial data, statistical data and supporting schedules included therein, the section captioned "Management's Discussion and Analysis of Results of Operations and Financial Condition" relating to the Company and the information relating to and supplied by Parent, as to which such counsel need express no belief), at the time the Registration Statement became effective, at the time of mailing of the Proxy Statement/Prospectus to the respective stockholders of the Company and Parent or at the time of the Stockholder Meetings, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     In rendering such opinion, Schiff Hardin & Waite may rely as to matters of fact upon the representations of officers of the Company and its Subsidiaries contained in any certificate delivered to such counsel and certificates of public officials. Such opinion shall be limited to the General Corporation Law of the State of Delaware and the laws of the United States of America. With respect to matters governed by the laws of Brazil, Canada and the United Kingdom, such counsel may rely upon the opinions of
     (i) Eduardo Caio da Silva Prado, (ii) Blake, Cassels & Greydon and (iii) Lovell, White and Durrant, respectively.

          (h) OTHER DOCUMENTS. The Company shall have furnished to Parent at the closing such other customary documents, certificates or instruments as Parent may reasonably request evidencing compliance by the Company with the terms of this Agreement.


                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

          Section 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of this Agreement by the stockholders of the Company or any approval of the Amendment and the issuance of Parent Common Stock pursuant to this Agreement by the stockholders of Parent:

          (a)  by mutual written consent of Parent and the Company;

          (b) by Parent if (i) the Company shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with by the Company prior to the date of such termination and such failure shall not have been cured within five business days following receipt by the Company from Parent of written notice of such failure and demand for cure, (ii) the stockholders of the Company shall have failed to approve this Agreement at the Company's Stockholder Meeting, or (iii) the stockholders of Parent shall have failed to approve the Amendment and the issuance of Parent Common Stock pursuant to this Agreement at Parent's Stockholder Meeting.

          (c) by the Company if (i) Parent or Sub shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with by Parent or Sub prior to the date of such termination, and such failure to comply shall not have been cured within five business days following receipt by Parent from the Company of written notice of such failure and demand for cure, (ii) the stockholders of the Company shall have failed to approve this Agreement at the Company's Stockholder Meeting, or (iii) the stockholders of Parent shall have failed to approve the Amendment and the issuance of Parent Common Stock pursuant to this Agreement at the Parent's Stockholder Meeting;

          (d) by either Parent or the Company if (i) the Merger has not been effected on or prior to the close of business on September 30, 1995; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Merger to have been effected on or prior to such date, or
     (ii) any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

          (e) by either Parent or the Company if there has been (i) a material breach by the other of any of its representations or warranties contained in this Agreement that is not qualified as to materiality or (ii) any breach by the other of any of its representations or warranties contained in this Agreement that is qualified as to materiality, and in each case such breach shall not have been cured within five business days following receipt by the breaching party from the other party of written notice of such breach and demand for cure;

          (f) by Parent, (i) if the Board of Directors of the Company shall not have recommended, or shall have resolved not to recommend, or shall have materially modified or withdrawn its recommendation of the Merger or (ii) if the Board of Directors of the Company shall have recommended, or shall have resolved to recommend, to the stockholders of the Company any takeover proposal or offer of any other person;

          (g) by the Company if there is a takeover proposal or offer relating to (i) a tender or exchange offer for all or substantially all of the outstanding shares of Company Common Stock, (ii) a merger, consolidation or other business combination involving the Company, or (iii) an acquisition of all or substantially all of the outstanding shares of Company Common Stock or all or substantially all of the assets of the Company, in each case for a consideration that provides to the stockholders of the Company a value per share of Company Common Stock which, in the good faith judgment of the Board of Directors of the Company, provides a higher value per share than the consideration per share pursuant to this Agreement;

          (h) by the Company, if the average of the daily closing prices of a share of Parent Common Stock reported as "New York Stock Exchange Composite Transactions" by THE WALL STREET JOURNAL (Midwest Edition) during the 20 consecutive trading day period ending at the end of the third trading day prior to the Stockholder Meetings (the "Average Parent Common Stock Price"), is less than $11.00; or

          (i) by Parent, if the Average Parent Common Stock Price is more than $16.00.

          Section 8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent or Sub or their respective officers or directors (except as set forth in the last two sentences of Section 6.3(a) the last two sentences of Section 6.3(b) and Section 6.6, which shall survive such termination); PROVIDED, HOWEVER, that nothing contained in this Section 8.2 shall relieve any party hereto from any liability for any breach of this Agreement.

          Section 8.3 AMENDMENT. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of this Agreement by the stockholders of the Company or the approval of the Amendment and the issuance of shares of Parent Common Stock pursuant to this Agreement by the stockholders of Parent, but, after any such approval by the stockholders of the Company or the stockholders of Parent, no amendment shall be made which changes the Exchange Ratio as provided in Section 1.5(c) or which in any way materially adversely affects the rights of the stockholders of the Company or the stockholders of Parent, as the case may be, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section 8.4 WAIVER. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

          Section 9.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.


          Section 9.2 NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given or delivered when delivered personally, when telecopied (with a confirmatory copy sent by private overnight courier) or one day after being sent by private overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or Sub, to

                    Kuhlman Corporation
                    1 Skidaway Village Walk
                    Suite 201
                    Savannah, GA  31411
                    Attention:  Chairman and Chief
                                Executive Officer
                    (Telecopy No. (912) 598-0737)
               with copies to:

                    Stephen A. Landsman
                    Rudnick & Wolfe
                    203 North La Salle Street
                    Chicago, IL  60601
                    (Telecopy No. (312) 984-2299)

          (b)  if to the Company, to

                    Schwitzer, Inc.
                    Highway 191
                    Brevard Road
                    P. O. Box 15075
                    Asheville, NC  28813
                    Attention:   Chairman, President and
                                 Chief Executive Officer
                    (Telecopy No. (704) 684-4017)

               with copies to:

                    Thomas A. Cole
                    Sidley & Austin
                    One First National Plaza
                    Chicago, IL  60603
                    (Telecopy No. (312) 853-7036)

                              and

                    Robert J. Minkus
                    Schiff, Hardin & Waite
                    7200 Sears Tower
                    Chicago, IL  60606
                    (Telecopy No. (312) 258-5600)


          Section 9.3 INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          Section 9.4 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          Section 9.5 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, including the documents and instruments referred to herein, and the letter agreement dated January 9, 1995 between Parent and the Company (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for provisions of Sections 6.9, 6.11, 6.12 and 6.13, is not intended to confer upon any person other than the parties any rights or remedies hereunder.

          Section 9.6 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          Section 9.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          Section 9.8 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced because of any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that such transactions shall be consummated as originally contemplated to the fullest extent possible.

          Section 9.9 ENFORCEMENT OF THIS AGREEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which such party is entitled at law or in equity.

          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                        KUHLMAN CORPORATION


                                        By  /s/ Robert S. Jepson, Jr.
                                           --------------------------
                                          Name:  Robert S. Jepson, Jr.
                                          Title: Chairman and Chief
                                                 Executive Officer

Attest:


 /s/ Richard A. Walker
- - - - - -----------------------
Name:  Richard A. Walker
Title: Secretary

                                        SPINNER ACQUISITION CORP.


                                        By  /s/ Robert S. Jepson, Jr.
                                           ---------------------------
                                          Name:  Robert S. Jepson, Jr.
                                          Title: Chairman and Chief
                                                 Executive Officer

Attest:


 /s/ Richard A. Walker
- - - - - -----------------------
Name:  Richard A. Walker
Title: Secretary


                                        SCHWITZER, INC.



                                        By  /s/ Gary G. Dillon
                                           --------------------
                                           Name:  Gary G. Dillon
                                           Title: Chairman, President
                                                  and Chief Executive
                                                  Officer

Attest:


 /s/ Richard H. Prange
- - - - - -----------------------
Name:  Richard H. Prange
Title: Secretary